As filed with the Securities and Exchange Commission on May 4, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Columbia Property Trust, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	20-0068852
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Columbia Property Trust, Inc.
One Glenlake Parkway, Suite 1200
Atlanta, Georgia 30328
(Address, including zip code, of Registrant’s principal executive offices)

Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan
(Full title of the plan)

E. Nelson Mills
President
Columbia Property Trust, Inc.
One Glenlake Parkway, Suite 1200
Atlanta, Georgia 30328
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan J. Prince
Alana L. Griffin
King & Spalding LLP
1180 Peachtree St. N.E.
Atlanta, GA 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
		Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,800,000 shares	$22.36	$62,608,000	$7,257

(1)
Represents shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant available for issuance pursuant to awards granted under the Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on May 3, 2017.

(3)	Estimated solely for computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act.

Explanatory Note
This Registration Statement on Form S-8 relates to an additional 2,800,000 shares of common stock of Columbia Property Trust, Inc. (the “Registrant”), par value $0.01 per share (the “Common Stock”), issuable to eligible directors, officers and key employees of the Registrant and its subsidiaries under the Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
Registrant will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Registrant will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b). Requests should be directed to: Corporate Secretary, Columbia Property Trust, Inc., One Glenlake Parkway, Suite 1200, Atlanta, GA 303028.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1.
Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2016, filed with the Commission on February 9, 2017, including portions of Registrant’s proxy statement for the 2017 annual meeting of stockholders to the extent specifically incorporated by reference therein.

2.	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2017, filed with the Commission on April 27, 2017.
3.	Current Reports on Form 8-K of the Registrant filed with the Commission on February 13, 2017, April 18, 2017 and May 3, 2017.
4.
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A of the Registrant, filed on October 7, 2013, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

For purposes of clarity, any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
Not Applicable.

Item 6.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (1) actual receipt of an improper benefit or profit in money, property or services; or (2) active and deliberate dishonesty that is established by a final adverse judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates the liability of the Registrant’s directors and officers to the maximum extent permitted by Maryland law.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with any proceeding to which he or she may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct necessary for indemnification by the corporation.
The Registrant’s charter and bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer and, at Registrant’s request, serves or has served another entity, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter also permits the Registrant to indemnify and advance expenses to any other person, including a person who served a predecessor of the Registrant, as an officer or director.
The Registrant may enter into agreements with its directors and certain officers providing contractual indemnification by the Registrant to the maximum extent authorized by law. In addition, the Registrant’s directors and officers are insured against damages from actions and claims incurred in the course of their duties, and the Registrant is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits

5.1	Opinion of Venable LLP as to the legality of the shares of Common Stock.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Venable LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page hereto).*
99.1	Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan (Incorporated by reference to Appendix A of Registrants’ Proxy Statement filed with the Commission on March 17, 2017).
_____________
*    Filed herewith.

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on May 4, 2017.

Columbia Property Trust, Inc.

By:	/s/ James A. Fleming
Name:	James A. Fleming
Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby severally constitutes and appoints James A. Fleming as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed on May 4, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ E. Nelson Mills
E. Nelson Mills	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ James A. Fleming
James A. Fleming	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Wendy W. Gill
Wendy W. Gill	Senior Vice President - Corporate Operations and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Carmen M. Bowser
Carmen M. Bowser	Independent Director

/s/ Charles R. Brown
Charles R. Brown	Independent Director

/s/ Richard W. Carpenter
Richard W. Carpenter	Independent Director

/s/ John L. Dixon
John L. Dixon	Independent Director

/s/ David B. Henry
David B. Henry	Independent Director

/s/ Murray J. McCabe
Murray J. McCabe	Independent Director

/s/ Michael S. Robb
Michael S. Robb	Independent Director

/s/ George W. Sands
George W. Sands	Independent Director

/s/ Thomas G. Wattles
Thomas G. Wattles	Independent Director

INDEX TO EXHIBITS

5.1	Opinion of Venable LLP as to the legality of the shares of Common Stock.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Venable LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page hereto).*
99.1	Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan (Incorporated by reference to Appendix A of Registrants’ Proxy Statement filed with the Commission on March 17, 2017).
_____________________
*    Filed herewith.